Exhibit 3.73

CERTIFICATE OF FORMATION

OF

ARAMARK FHC, LLC

1. The name of the limited liability company (the “Company”) is

ARAMARK FHC, LLC

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the Company is to engage in any and all business in which limited liability companies are permitted under the Delaware Limited Liability Company Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ARAMARK FHC, LLC this second day of October 2002.

ARAMARK FHC, LLC

By:	/s/ Lilly Dorsa
Lilly Dorsa Organizer